EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CapitalSouth Bancorp

We consent to the incorporation by reference in the registration statement on Form S–8 of CapitalSouth Bancorp of our report dated April 4, 2005, with respect to the consolidated balance sheets of CapitalSouth Bancorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the registration statement on Form S–1 of CapitalSouth Bancorp dated December 2, 2005.

/s/ KPMG LLP

Birmingham, Alabama

March 17, 2006